THIS NOTE HAS NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE OF THE UNITED STATES, AND IS BEING ISSUED IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE U.S. SECURITIES ACT.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE OCTOBER 22, 2013.

GRID PROMISSORY NOTE

Principal Amount: Up to $238,410.96	Issue Date: June 21, 2013
Due Date: June 21, 2014

For value received the undersigned NORD RESOURCES CORPORATION (the “Borrower” or the “Company”), a corporation incorporated under the laws of the State of Delaware with its principal executive offices located at 1 West Wetmore Rd., Suite 203, Tucson, AZ 85705, promises to pay to the order of 0864930 B.C. Ltd., (the “Lender” or the “Holder”), at 1 West Wetmore Rd., Suite 203, Tucson AZ 85705, (or at such other place as the Lender may designate in writing) the aggregate unpaid principal balance of each advance made to the Borrower hereunder (each, an “Advance” and all advances collectively, the “Loan”), together with any accrued and unpaid interest made by the Lender as set forth on the books and records of the Lender, which books and records shall constitute evidence of the Loan absent manifest error, and which books and records shall include Schedule “A” (the “Grid”) of this grid promissory note (this “Promissory Note”).

1. The Lender shall advance the Loan to the Borrower as follows:

(a)

an Advance in the principal amount of $128,410.96 shall be made on the issue date of this Promissory Note for the purposes of: (i) application by the Borrower of $28,410.96 to payment in full of the outstanding principal amount and accrued interest to the date hereof under that certain convertible promissory note issued by the Borrower to the Lender on July 24, 2012, in the principal amount of $25,000 and bearing interest at the rate of 15.0% per annum; and (ii) general working capital purposes; and

(b)	a further Advance in the principal amount of $110,000 shall be made no later than July 5, 2013.

2. The principal amount of each Advance under the Loan or such amount thereof as shall remain outstanding from time to time shall bear interest from and after the date of such Advance at a rate of 20.0% per annum both before and after each of the Due Date, maturity, default and judgment. Interest shall be calculated and payable on the Due Date (as defined below).

3. The unpaid principal amount of the Loan and accrued interest shall be payable in full on the earlier of the closing of a financing transaction by the Company for gross proceeds in excess of $20,000,000 or June 21, 2014 (the “Due Date”).

4. The Borrower authorizes the Lender to record on the Grid or on any attachment to this Promissory Note all advances, repayments, prepayments and the unpaid principal balance from time to time for each Loan. The Borrower also agrees that in the absence of manifest error, the books and records of the Lender shall constitute evidence of the Loan and each Advance thereunder whether or not they are also recorded by the Lender on this Promissory Note or any attachment, and further provided that the failure of the Lender to record or correctly record any amount or date shall not affect the obligation of the Borrower to repay the Loan and interest thereon in accordance with this Promissory Note.

5. If any payment obligation under this Note is not paid when due, the remaining unpaid principal balance and any accrued interest shall become due immediately at the option of the Lender.

6. If any payment obligation under this Note is not paid when due, the Borrower promises to pay all costs of collection, including reasonable attorney fees, whether or not a lawsuit is commenced as part of the collection process.

7. If any of the following events of default occur, this Note shall become due immediately, without demand or notice:

(a)	The failure of the Borrower to pay the principal and any accrued interest in full on or before the Due Date;

(b)	The filing of bankruptcy proceedings involving the Borrower as a debtor;

(c)	The application for the appointment of a receiver for the Borrower;

(d)	The making of a general assignment for the benefit of the Borrower's creditors;

(e)	The insolvency of the Borrower;

8. If any one or more of the provisions of this Note are determined to be unenforceable, in whole or in part, for any reason, the remaining provisions shall remain fully operative.

9. All references to currency in this Note refer to, and all payments of principal and interest on this Note shall be paid in, the legal currency of the United States. The Borrower waives presentment for payment, protest, and notice of protest and nonpayment of this Note.

10. Any notice required or permitted to be given hereunder shall be given by facsimile transmission or by personal delivery to the party for whom it is intended, addressed as follows:

(a)	to the Company at:

1 West Wetmore Rd.
Suite 203
Tucson AZ 85705

	Attention:	President and Chief Executive Officer
Fax: (520) 292-0268

(b)	to the Holder at its registered address as it appears in the records of the Company.

11. Any notice given pursuant to section 10 shall be deemed to have been given and received on the date of delivery or, in the case of a facsimile transmission, at the time indicated on the transmission report. The Company or the Holder may, from time to time, notify the other in writing of a change of address which thereafter, until changed by like notice, shall be the address of the Company or the Holder, as the case may be, for all purposes of this Note.

12. No renewal or extension of this Note, delay in enforcing any right of the Lender under this Note, or assignment by Lender of this Note shall affect the liability or the obligations of the Borrower. All rights of the Lender under this Note are cumulative and may be exercised concurrently or consecutively at the Lender's option.

This Note shall be construed in accordance with the laws of the State of Arizona. Signed this 21st day of June 2013.

Borrower:

NORD RESOURCES CORPORATION.
1 West Wetmore Rd., Suite 203
Tucson, Arizona 85705

By:	/s/ Wayne Morrison
WAYNE MORRISON
President and Chief Executive Officer

Schedule “A”
ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid	Unpaid Principal Balance	Notation Made by
June 21, 2013	$128,410.96		128,410.96